EXHIBIT 1

ARTICLES OF ASSOCIATION OF TELIASONERA AKTIEBOLAG (corporate registration number 556103-4249) adopted at the Extraordinary General Meeting on 4 November 2002.

§ 1 Name

The Company’s name is TeliaSonera Aktiebolag.

The Company is a public limited company (plc).

§ 2 Domicile

The Board of Directors shall have its registered office in Stockholm.

§ 3 Objects

The Company’s objects are to offer, directly or indirectly, in a broad sense, telecommunications services and thereto associated information services, as well as to conduct other activities which are compatible with such services.

§ 4 Share capital

The share capital shall amount to no less than SEK 8 billion and no more than SEK 32 billion.

§ 5 Nominal value of shares

The shares shall have a nominal value of SEK 3.20 each.

§ 6 Board of Directors

The Board of Directors shall consist of, besides persons who may be appointed under other rules as a consequence of operations of law, no less than four and no more than nine members and no more than three deputy members. The members and deputy members are elected annually at the annual general meeting to serve until the end of the following annual general meeting.

§ 7 Auditors

No less than two and no more than three auditors and no more than the same number of deputy auditors shall be appointed by the annual general meeting to audit the annual report and financial accounts of the Company as well as the Board of Directors’ and Managing Director’s administration of the Company.

§ 8 Notice of a general meeting

Notice of a general meeting shall be made in the form of an advertisement placed in the Swedish Official Gazette (Post- och Inrikes Tidningar), Dagens Nyheter and Svenska Dagbladet or, if it is not possible to advertise in any of those just mentioned publications, another Swedish daily newspaper with national coverage.

Notice of an annual general meeting and notice of any extraordinary general meeting at which resolutions to amend the Company’s Articles of Association will be considered, shall be issued no earlier than six weeks and no later than four weeks prior to the meeting. Notice of any other extraordinary general meeting shall be issued no earlier than six weeks and no later than two weeks prior to the meeting.

§ 9 General meetings

In order to be entitled to participate in a general meeting, shareholders must be entered in a transcription of the entire share register in respect of their shareholdings ten days prior to the meeting, and must also notify the Company of their intention to attend the meeting no later than 4 p.m. on the day stated in the notice of the meeting. This day must not be a Sunday, other public holiday, a Saturday, Midsummer Eve, Christmas Eve or New Year’s Eve and must not fall earlier than the fifth working day before the meeting.

Shareholders may be accompanied at the meeting by one or two persons to assist them, but only if the shareholder notifies the Company of the number of accompanying persons in the manner stated in the previous paragraph
The annual general meeting shall transact the following matters:

1.	Elect a chairman for the general meeting.

2.	Prepare and approve the voting list.

3.	Approve the agenda.

4.	Elect two persons to check the minutes.

5.	Confirm that the general meeting has been duly summoned.

6.	Consider the annual accounts and the auditors’ report as well as the consolidated annual accounts and auditors’ report for the group.

7.	Resolve

a)	whether to approve the profit and loss account and balance sheet as well as the consolidated profit and loss account and consolidated balance sheet,

b)	how the Company’s profit or loss according to the approved balance sheet is to be appropriated,

c)	whether the members of the Board of Directors and the Managing Director should be discharged from liability for the period covered by the accounts.

8.	Determine the number of Board members and deputy members, who are to be elected by the meeting.

9.	Determine the amounts of fees of the Board of Directors.

10.	Elect the Board of Directors and any deputy members.

11.	When required, determine the number of auditors and deputy auditors.

12.	When required, determine the remuneration to the auditors.

13.	When required, elect the auditors and deputy auditors.

14.	Consider any other business which is incumbent upon the general meeting under the Swedish Companies Act.

§ 10 Voting rights

Each shareholder is at the general meeting entitled to vote for the total number of shares he or she owns or represents.

§ 11 Financial year

The Company’s financial year is the calendar year.

§ 12 Record day provision

Any person who, on the record day determined by the Company is entered in the share register or list of shareholders in accordance with Chap. 3 section 12 of the Swedish Companies Act, shall be regarded as authorized to receive dividends and, in the event of a bonus issue, new shares to which existing shareholders are entitled, and also to exercise shareholders’ pre-emption rights to participate in share issues.